AGENCY AGREEMENT

January 26, 2004

Kodiak Oil & Gas Corp.
Suite 330, 1625 Broadway
DENVER, CO 80202

Attention:	Mr. Lynn Peterson President and Chief Executive Officer

Re:   Proposed Issue and Sale of up to $4,000,000 of Units

Jennings Capital Inc. (the “Agent”) understands as set forth below.

1.	Kodiak Oil & Gas Corp. (the “Corporation”) proposes to offer for sale on a private placement basis up to $4,000,000 in Units at a price of $0.35 per Unit.

2.	The proceeds from the issue and sale of the Units will be used by the Corporation to fund the Pacific Rim Prospect and for general corporate purposes.

Subject to the terms and conditions hereof, the Agent hereby agrees to act as, and the Corporation hereby appoints the Agent as, the sole and exclusive agent of the Corporation to offer the Units for sale on a private placement basis in the Selling Jurisdictions and to use its best efforts to secure subscriptions therefor, provided that the Agent shall not be under any obligation to purchase any of the Units. The Agent shall be entitled, in its sole discretion, to engage sub-agents and offer them as compensation any part of the sales commission described below. The Agent shall, however, be under no obligation to engage any sub-agent.

In consideration for its services hereunder, including acting as financial advisor to the Corporation and advising on the terms and conditions of the distribution, the Agent shall be entitled to be paid the commission provided for in section 9.1. For greater certainty, the services provided by the Agent in connection herewith will not be subject to goods and services tax provided for in the Excise Tax Act (Canada) (“GST”) and taxable supplies will be incidental to the exempt financial services provided.

Set forth below are the further terms and conditions of this agreement.

ARTICLE 1
INTERPRETATION

1.1	Wherever used in this agreement the terms set forth below have the meanings ascribed thereto.

“Agent’s Counsel” means Bennett Jones LLP.

“Agent’s Warrants” means a number of warrants equal to 8% of the number of Units sold pursuant to the Offering, each warrant entitling the holder to acquire one Common Share on or before the first anniversary of the Closing Date at a price of $0.50 per Common Share.

“Applicable Securities Laws” includes, without limitation, all applicable securities, corporate and other laws, rules, regulations, notices, policies and rulings of the Selling Jurisdictions.

“Business Day” means a day, other than a Saturday, Sunday or a statutory holiday in Denver, Colorado.

“Closing Date” means the date or dates on which the Offering is completed and which is expected to take place on or about February 25, 2004, or such other date as the Agent and the Corporation may agree upon in writing.

“Closing Time” means 11:00 a.m. (Calgary time) or such other time, on the applicable Closing Date, as the Agent and the Corporation may agree upon in writing.

“Common Shares” means common shares in the capital of the Corporation.

“Corporation’s Counsel” means Miller Thomson LLP.

“Documents”means, collectively:

(a)	the audited consolidated financial statements of the Corporation for the years ended December 31, 2002 and 2001; (b) the management information circular and proxy statement of the Corporation dated June 23, 2003 with respect to the annual meeting of shareholders of the Corporation held on July 24, 2003;

(c)	the interim reports of the Corporation for the three months ended March 31, 2003, the six months ended June 30, 2003 and the nine months ended September 30, 2003 including, without limitation, the unaudited financial statements of the Corporation for such three, six and nine month periods;

(d)	the annual information form for the year ended December 31, 2002 dated September 22, 2003;

(e)	all material change reports of the Corporation filed after December 31, 2002; and

(f)	all press releases of the Corporation subsequent to December 31, 2002.

“Exchange”means the TSX Venture Exchange or any successor thereto.

“Financial Statements” means, collectively, the comparative audited financial statements of the Corporation for the fiscal year ended December 31, 2002 and the unaudited interim financial statements of the Corporation for the three months ended March 31, 2003, the six months ended June 30, 2003 and the nine months ended September 30, 2003.

“MI 45-102” means Multilateral Instrument 45-102: Resale of Securities, as adopted on November 30, 2001 in the Selling Jurisdictions and as amended.

“Offering”means the private placement offerings of Units described herein.

“Public Record” means all information filed by or on behalf of the Corporation with the Securities Commissions including, without limitation, the Documents and any other information filed with any Securities Commission in compliance, or intended compliance, with any Applicable Securities Laws.

“Securities Commissions” means the securities commissions or similar regulatory authorities in the Selling Jurisdictions.

“Selling Jurisdictions” means the provinces of British Columbia, Alberta and Ontario.

“Subscriber”means any person who executes a Subscription Agreement that is accepted by the Corporation.

“Subscription Agreements” means the subscription agreements for Units to be entered into on the Closing Date between the Corporation and each of the Subscribers.

“Transfer Agent” means CIBC Mellon Trust Company in its capacity as registrar and transfer agent for the Common Shares.

“Unit”means a unit consisting of one Common Share and one half of one Warrant.

“Warrant” means a Common Share purchase warrant which entitles the registered holder to purchase one Common Share at an exercise price of $0.50 per Common Share on or before the first anniversary of the Closing Date.

1.2	In addition, the terms “misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws, “distribution” or “distribution to the public”, as the case may be, shall also have the meanings as defined under the Applicable Securities Laws and “distribute” has corresponding meaning.

1.3	The terms “this agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the agreement of the parties set forth herein and not to a particular paragraph or other portion of this agreement.

ARTICLE 2
THE OFFERING

2.1	The Corporation represents and warrants to and covenants and agrees with the Agent that the representations and warranties of the Corporation set forth in the Subscription Agreements are

3

true and correct and that the Corporation will fully comply with the covenants and agreements of the Corporation set forth therein.

2.2	The Agent agrees to obtain and to deliver to the Corporation at or prior to the Closing Time a duly completed Subscription Agreement, a corporate placee registration form in the form required by the Exchange, if applicable, and such other documents specifically referred to in the Subscription Agreement or as are required under Applicable Securities Laws and supplied to the Agent by the Corporation for completion in connection with the distribution of the Units, all of which shall have been duly executed by each of the Subscribers.

2.3	The Agent shall offer the Units for sale to the public, directly and/or through other duly qualified investment dealers and brokers, only as permitted by Applicable Securities Laws and upon the terms and conditions set forth in this agreement, at an offering price not exceeding the price set forth on the first page of this agreement. The Agent will not solicit offers to purchase or sell the Units so as to require registration of the Units or filing of a prospectus with respect to the Units under the laws of any jurisdiction.

2.4	The Agent will have the exclusive authority to appoint other registered dealers (or other dealers duly qualified in their respective jurisdictions) as its sub-agents to assist in the distribution contemplated hereby provided that any such sub-agents shall be approved by the Corporation acting reasonably and any fees payable to such sub-agents shall be for the account of the Agent.

ARTICLE 3
DUE DILIGENCE REVIEW

3.1	Prior to the Closing Time, the Corporation shall allow the Agent the opportunity to conduct required due diligence and to obtain, acting reasonably, satisfactory results therefrom. In particular, the Corporation shall allow the Agent and the Agent’s Counsel to conduct all due diligence which the Agent may reasonably require in order to confirm the Public Record is accurate, complete and current in all material respects and to fulfil the Agent’s obligations as a registrant. The Agent shall have the option to terminate this agreement if its due diligence inquiries or investigations identify a material adverse circumstance which existed either at the effective date of this agreement, but which was not disseminated to the public, or occurred after the effective date hereof but prior to the Closing Time.

ARTICLE 4
DELIVERY OF DOCUMENTS

4.1	The Corporation shall, as soon as reasonably possible, deliver to the Agent as many copies of the Documents as the Agent may reasonably request and such delivery shall constitute the Agent’s authority to use the Documents in connection with the Offering of Units for sale in the Selling Jurisdictions.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

5.1	The Corporation represents and warrants to the Agent, and acknowledges that the Agent is relying upon such representations and warranties, that:

(a)	the Corporation has been duly continued and organized and the Corporation is validly subsisting under the laws of the Yukon Territory and has all requisite corporate authority and power to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own its properties and assets;

(b)	the Corporation is qualified to carry on business and is validly existing under the laws of each jurisdiction in which it carries on business;

(c)	the Corporation has no subsidiaries and the Corporation is not affiliated with, nor is it a holding corporation of, any other body corporate;

(d)	the Corporation has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to the Corporation of each jurisdiction in which the Corporation carries on its business, and the Corporation holds all licences, registrations and qualifications in all jurisdictions in which the Corporation carries on its business which are necessary or desirable to carry on the business of the Corporation as now conducted and all such licenses, registrations or qualifications are valid and existing and in good standing and none of such licenses, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation as now conducted or as proposed to be conducted (other than governmental royalties and income taxes), and, except as disclosed by the Corporation in writing to the Agent, to the knowledge of the Corporation, the Corporation has not received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, authorities or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially affect the business, operations, financial condition or prospects of the Corporation;

(e)	at the Closing Time, the Warrants and the Agent’s Warrants will have been created, and the Common Shares included in the Units will be duly and validly authorized, allotted and reserved for issuance and upon receipt of the purchase price therefore will be issued as fully paid and non-assessable Common Shares;

(f)	the Common Shares issuable upon the exercise of the Warrants and the Agent’s Warrants have been duly and validly authorized and allotted for issuance and, upon exercise (including payment) of the Warrants or the Agent’s Warrants, and compliance with all other terms of the Warrants or the Agent’s Warrants, as the case may be, will be validly issued and outstanding as fully paid and non-assessable.

(g)	the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this agreement, the Subscription Agreement, the Warrants and the Agent’s Warrants and the performance of any of the transactions contemplated hereby and thereby by the Corporation, do not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under, any applicable laws which are material to the Corporation and its operations or any term or provision of the articles, by-laws or resolutions of the directors or shareholders of the Corporation, or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound on the Closing Date, or any judgment, decree, order, statute, rule or regulation applicable to the Corporation which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation and its subsidiaries (taken as a whole) or their respective properties or assets;

(h)	the Corporation has full corporate power and authority to enter into this agreement and the Subscription Agreement and to create and issue the Units (including the Warrants) and the Agent’s Warrants and to perform its obligations set out herein and therein, and this agreement has been, and the Subscription Agreements, the Warrants and the Agent’s Warrants will be, on the Closing Date, duly authorized, executed and delivered by the Corporation, and this agreement is and the Subscription Agreements, the Warrants and the Agent’s Warrants will be, on the Closing Date, legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms, subject to the general qualifications that:

(i)	enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors’ rights generally,

(ii)	enforceability may be limited by general principles of equity, including the limitation that the grant of equitable remedies, including specific performance, is discretionary and may not be available,

(iii)	the equitable or statutory powers of the courts in Canada having jurisdiction to stay proceedings before them and the execution of judgments, and

(iv)	rights to indemnity and contribution hereunder may be limited under applicable law;

(i)	there has not been any material change or adverse material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) or in the business operations, capital or condition (financial or otherwise) or in the results of the operations of the Corporation from the position set forth in the Financial Statements or as otherwise disclosed in the Documents or in press releases made by the Corporation and publicly disseminated; and since that date there have been no material facts, transactions, events or occurrences which could materially adversely affect the capital, assets, liabilities (absolute, accrued, contingent or otherwise), business, operations or condition (financial or otherwise) or results of the operations of the Corporation which have not been disclosed in the Public Record;

(j)	the Financial Statements fairly present in all material respects, in accordance with generally accepted accounting principles in Canada, consistently applied, the financial position and condition of the Corporation as at the dates thereof and the results of the operations of the Corporation for the periods then ended and reflect all assets, liabilities and contingent liabilities of the Corporation as at the dates thereof;

(k)	to the knowledge of the Corporation, after due inquiry, there has not occurred any material spills, emissions or pollution on any property of the Corporation or for which the Corporation may be responsible, nor is the Corporation the subject of any outstanding stop orders, control orders, clean-up orders or reclamation orders under applicable environmental laws and regulations;

(l)	except as disclosed in the Financial Statements, there are no actions, suits, proceedings or inquiries, including, to the Corporation’s knowledge, pending or threatened against or affecting the Corporation at law or in equity or before or by any United States, Canadian or other federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which in any way materially adversely affects, or may in any way materially adversely affect, the assets, properties, business, operations, capital or condition (financial or otherwise) of the Corporation or which affects or may affect the distribution of the Units and the Corporation has no knowledge of any existing ground on which any such actual, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;

(m)	the information and statements set forth in the Public Record as at the date hereof, as it relates to the Corporation, are true, correct, and complete and do not contain any misrepresentation as of the respective dates of such information or statements, and no material change has occurred in relation to the Corporation which is not disclosed in the Public Record, and the Corporation has not filed any confidential material change reports which continue to be confidential;

(n)	the authorized capital of the Corporation consists of 100,000,000 Common Shares of which 14,373,675 Common Shares are duly issued and outstanding as at the date hereof, all of which Common Shares are fully paid and non-assessable;

(o)	other than pursuant to the provisions of this agreement and other than (i) options to acquire 1,287,000 Common Shares held by officers, directors, employees and consultants of the Corporation under the Corporation’s stock option plan, and (ii) 2,448,749 warrants entitling the holders thereof to purchase 2,448,749 Common Shares, as of the date of this agreement, no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of the Corporation or now has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, option or right for the purchase, subscription or issuance of any unissued shares, securities (including convertible securities) or warrants of the Corporation;

(p)	except as disclosed in the Public Record, the Corporation has duly and on a timely basis filed all material tax returns required to be filed by it, has paid all material taxes due and payable by it and has paid all material assessments and re-assessments and all other material taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation and, to the Corporation’s knowledge, there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation in respect of material taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(q)	the issued and outstanding Common Shares are listed and posted for trading on the Exchange;

(r)	the minute books of the Corporation are materially up-to-date and contain the minutes of all meetings and all the resolutions of directors and shareholders thereof;

(s)	the Corporation is a “reporting issuer” or has equivalent status in the Provinces of British Columbia and Alberta and is not in default of any requirement in relation thereto;

(t)	the Corporation is a “qualifying issuer” under MI 45-102;

(u)	CIBC Mellon Trust Company is the duly appointed registrar and transfer agent of the Corporation with respect to its Common Shares;

(v)	other than as provided for in this agreement, the Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission or other similar forms of compensation with respect to the transactions contemplated herein;

(w)	no Securities Commission or any other securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Corporation, the Corporation is not in default of any material requirement of Applicable Securities Laws and, if the representations and warranties made by Subscribers in the Subscription Agreements are accurate, the Corporation is entitled to avail itself of the applicable prospectus exemptions available under such Applicable Securities Laws in respect of the trades in its securities to Subscribers resident in the Selling Jurisdictions as contemplated by this agreement;

(x)	to the knowledge of the Corporation, no other party is in default in the observance or performance or any term or obligation to be performed by it under any contract to which the Corporation is a party or by which it is bound which is material to the business of the Corporation and, to the knowledge of the Corporation, no event has occurred with which notice or lapse of time or both would directly or indirectly constitute such a default, in any such case which default or event would reasonably be expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation;

(y)	to the knowledge of the Corporation, no insider of the Corporation has a present intention to sell any securities of the Corporation held by it;

(z)	the Corporation does not have reason to believe that the Corporation does not have title to or the right to produce and sell its mineral, petroleum, natural gas and related hydrocarbons (for the purposes of this clause, the foregoing are referred to as the “Interests”) and does represent and warrant that the Interests are free and clear of adverse claims created by, through or under the Corporation, except as disclosed in the Public Record or those arising in the ordinary course of business, which are not material in the aggregate, and, to the knowledge of the Corporation after due inquiry, the Corporation holds its Interests under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements and;

(aa)	any and all operations of the Corporation have been conducted in accordance with good practices applicable to its industry of operation and in material compliance with applicable laws, rules, regulations, orders and directions of government and other competent authorities.

ARTICLE 6
COVENANTS

6.1	The Corporation covenants and agrees with the Agent that the Corporation shall:

(a)	duly, punctually and faithfully perform all the obligations to be performed, and covenants made, by it under this agreement, the Subscription Agreements, the Warrants and the Agent’s Warrants;

(b)	during the period commencing with the date hereof and ending on the conclusion of the distribution of the Units, promptly inform the Agent in writing of the full particulars of:

(i)	any material change (actual, anticipated or threatened) in the assets, liabilities (absolute, contingent or otherwise), capital, business, operations or condition (financial or otherwise) of the Corporation,

(ii)	any change in any material fact contained or referred to in the Public Record,

(iii)	the occurrence of a material fact or event which, in any such case, is, or may be, of such a nature as to: render any part of the Public Record untrue, false or misleading in a material respect; result in a misrepresentation in any part of the Public Record, or result in any part of the Public Record not complying with Applicable Securities Laws, or

(iv)	the discovery by the Corporation of any misrepresentation in any part of the Public Record,

provided the Corporation shall in good faith discuss with the Agent any change in circumstances (actual, proposed or prospective) which is of such a nature that there is reasonable doubt whether notice in writing need be given to the Agent pursuant to this section 6.1(b), notwithstanding this obligation, the Corporation shall be entitled to comply with Applicable Securities Laws;

(c)	during the period commencing with the date hereof and ending on the conclusion of the distribution of the Units, promptly inform the Agent of the full particulars of:

(i)	any request of any Securities Commission for any amendment to the Public Record or for any additional information which may be material to the distribution of the Units,

(ii)	the issuance by any Securities Commission, the Exchange or other securities commission or similar regulatory authority or by any other competent authority of any order to cease or suspend trading of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose, or

(iii)	the receipt by the Corporation of any communication from any Securities Commission, the Exchange or other securities commission or similar regulatory authority or any other competent authority relating to the Public Record or the distribution of the Units;

(d)	use the net proceeds from the Offering of Units to fund the Corporation’s Pacific Rim Prospect and for general corporate purposes, including the repayment of a note to CP Resources LLC, a private company with common directors with the Corporation, in the amount of US$264,000 for the drilling of the initial two wells on the Pacific Rim Prospect;

(e)	file a duly completed and executed Form 45-102F2 pursuant to MI 45-102 within 10 days of the Closing Date;

(f)	use its best efforts to maintain its status as a “reporting issuer” or equivalent status in at least one of the Selling Jurisdictions until the date that is six months from the Closing Date;

(g)	during the period commencing on the date hereof and ending on the date which is 30 days following the Closing Date, promptly provide to the Agent, for review prior to the publication, filing or issuance thereof any proposed document, including without limitation, any press release, annual information form, material change report or information circular, which is or may be deemed to be part of the Public Record;

(h)	promptly comply with Applicable Securities Laws to the satisfaction of the Agent and the Agent’s Counsel with respect to any change or occurrence of the nature referred to in section 6.1(b) and take such steps, which in the Agent’s opinion, acting reasonably, may be necessary or advisable to comply with Applicable Securities Laws;

(i)	make all necessary arrangements with the Exchange so that the Common Shares issuable on the Closing Date and upon the subsequent exercise of the Warrants and Agent’s Warrants shall be listed and posted for trading on the Exchange as soon as practicable after the Closing Time; and

(j)	except for the issuance by the Corporation of options to acquire Common Shares and the issuance of Common Shares upon the exercise of such options, all in accordance with the past practices of the Corporation, from the Closing Date until the date that is 90 days following the Closing Date, not offer, or announce the offering of, or enter into or make or announce any agreement to issue, sell or exchange any Common Shares to the public or securities convertible or exchangeable into Common Shares without the prior consent of the Agent, such consent not to be unreasonably withheld.

6.2	The Agent covenants and agrees with the Corporation that the Agent shall:

(a)	obtain from each Subscriber an executed Subscription Agreement and all applicable undertakings, questionnaires and other forms required under the Applicable Securities Laws for completion in connection with the distribution of the Units;

(b)	conduct activities in connection with the proposed offer and sale of the Units in compliance with all Applicable Securities Laws and applicable securities laws in the other jurisdictions and cause a similar covenant to be contained in any agreement entered into with any selling group members; and, without limitation, agrees that it will not make available to prospective purchasers of Units any document or material which would constitute an offering memorandum as defined under Applicable Securities Laws;

(c)	not solicit subscriptions for the Units, trade in Units or otherwise do any act in furtherance of a trade of Units outside of the Selling Jurisdictions except such trades or acts as may be in compliance with the applicable securities laws thereof and which will not result in any registration, reporting or other filing or compliance obligation of any type being imposed upon the Corporation in any jurisdiction that is not a Selling Jurisdiction and without the express written consent of the Corporation; and

(d)	not advertise the proposed Offering or sale of the Units in the printed media of general and regular paid circulation, radio, television, or telecommunications, including electronic display.

ARTICLE 7
CLOSING

7.1	The issue and sale of the Units shall be completed at the Closing Time at the offices of Bennett Jones LLP, 4500 Bankers Hall East, 855 — 2nd Street S.W., Calgary, AB T2P 4K7 or at such other place as the Corporation and the Agent may agree. Subject to the satisfaction of the conditions set forth in Article 8, the Agent, on each Closing Date, shall deliver to the Corporation:

(a)	all completed Subscription Agreements (including any applicable documents specifically referred to in the Subscription Agreements); and

(b)	a cheque or bank draft payable to the Corporation in Calgary in an amount equal to the aggregate of all subscriptions of Units delivered to and accepted by the Corporation on such Closing Date, net of the Agent’s commission and expenses to be paid on such Closing Date;

against delivery by the Corporation of definitive certificates representing, in the aggregate, all of the Common Shares and Warrants comprising the Units subscribed for on such Closing Date registered in such name or names as the Agent shall direct the Corporation in writing not less than one Business Day prior to the applicable Closing Date, together with the Agent’s Warrants, as set forth in section 9.1 and such other documents and actions required pursuant to section 8.1.

7.2	Except where the Corporation is aware of a material misrepresentation in a Subscription Agreement, the Corporation may not reject any properly completed Subscription Agreements which are in compliance with Applicable Securities Laws unless the number of Units subscribed for pursuant to all Subscription Agreements on a Closing Date tendered by the Agent exceed the maximum number of Units to be sold under this agreement on such Closing Date, in which case, Subscription Agreements representing the over-allotment shall, after consultation with the Agent, be rejected or amended.

ARTICLE 8
CONDITIONS OF CLOSING

8.1	The obligations of the Agent hereunder shall be conditional upon the Agent receiving, and the Agent shall have the right on the Closing Date on behalf of Subscribers for Units to withdraw all subscriptions delivered and not previously withdrawn by Subscribers unless the Agent receives, on the Closing Date:

(a)	a legal opinion of the Corporation’s Counsel addressed to the Agent, the Agent’s Counsel and the Subscribers, in form and substance reasonably satisfactory to the Agent, with respect to such matters as the Agent may reasonably request relating to the Offering, the issuance and sale of the Units subscribed for on the applicable Closing Date, including, without limitation:

(i)	the due incorporation, continuation or amalgamation, as the case may be, and valid existence of the Corporation,

(ii)	the due registration or qualification of the Corporation to carry on business under the laws of each jurisdiction in which the Corporation carries on a material portion of its business as now conducted by it,

(iii)	the corporate power and capacity of the Corporation,

(iv)	the authorized capital of the Corporation,

(v)	the Common Shares included in the Units (and the Common Shares issuable upon exercise of the Warrants and the Agent’s Warrants) to be issued have been duly authorized, allotted and reserved for issuance and will, when issued, be issued as fully paid and non-assessable,

(vi)	the due creation and issuance of the Warrants and the Agent’s Warrants,

(vii)	the due authorization, execution, delivery and enforceability of this agreement, and the Subscription Agreements, the Warrants and the Agent’s Warrants, by the Corporation and the fulfillment of the terms hereof and thereof,

(viii)	that the execution and delivery of this agreement and the Subscription Agreements, and the sale, delivery and the distribution of the Units, do not and will not result in a breach of, and do not and will not create a set of facts which, after notice or lapse of time or both, conflict with any terms, conditions or provisions of the articles of the Corporation, the by-laws or any resolutions of the directors or shareholders of the Corporation, or, so far as the Corporation’s Counsel is aware, any indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound,

(ix)	compliance with all Applicable Securities Laws including, without limitation, the receipt of all necessary regulatory approvals (including, without limitation, the conditional approval of the Exchange) relating to the distribution of the Units and the Agent’s Warrants,

(x)	the distribution of the Units in the Selling Jurisdictions,

(xi)	the first trade in Common Shares and the Warrants comprising the Units and the Common Shares issuable upon exercise of the Warrants and the Agent’s Warrants,

(xii)	the Common Shares comprising the Units and the Common Shares issuable upon exercise of the Warrants and the Agent’s Warrants, having been conditionally approved for listing on the Exchange, and

(xiii)	all such other matters as the Agent and Agent’s Counsel may reasonably request.

It is understood that the Corporation’s Counsel may rely on certificates of officers of the Corporation and governmental authorities, the Transfer Agent and the Exchange as to relevant matters of fact;

(b)	a certificate of the Corporation dated the Closing Date, addressed to the Agent and signed on the Corporation’s behalf by two senior officers of the Corporation acceptable to the Agent, acting reasonably, certifying that:

(i)	the Corporation has complied with and satisfied all covenants, terms and conditions of this agreement on its part to be complied with or satisfied at or prior to the Closing Time,

(ii)	the representations and warranties of the Corporation set forth in this agreement and, where applicable, in the Subscription Agreements are true and correct at the Closing Time, as if made at such time,

(iii)	no event of the nature referred to in sections 10.2(a), (b), (c), (d) or (f) has occurred or to the knowledge of such officers is pending, contemplated or threatened,

(iv)	the Corporation has made and/or obtained, on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Corporation is a party or by which it is bound in respect of the execution and delivery of this agreement and the Subscription Agreements, the offering and sale of the Units and the consummation of the other transactions contemplated hereby, and

(v)	such other matters as may be reasonably requested by the Agent or Agent’s Counsel;

(c)	evidence satisfactory to the Agent that the Corporation has obtained all necessary conditional approvals of the Exchange for the issuance of the Units and the listing of the Common Shares comprising the Units and the Common Shares issuable upon exercise of the Warrants and the Agent’s Warrants, subject only to the filing of any documents and payment of any fees which may be required by the Exchange;

(d)	definitive certificates representing, in the aggregate, all of the Common Shares and Warrants comprising the Units, in each case subscribed for on the Closing Date registered in such name or names as the Agent shall notify the Corporation in writing not less than 24 hours prior to the Closing Time provided that such certificates registered in such names may, subject to receipt by the Corporation and the Transfer Agent of a satisfactory indemnity, be delivered in advance of the Closing Date to the Agent or such other parties in such locations as the Agent may direct and the Agent and the Corporation may agree upon;

(e)	duly completed and executed copies of the Subscription Agreements, each in form and substance reasonably satisfactory to the Agent and the Agent’s Counsel;

(f)	the commission provided for in section 9.1; and (g) the Agent’s Warrants.

The foregoing conditions are for the sole benefit of the Agent, and may be waived in whole or in part by the Agent at any time and without limitation, the Agent shall have the right, on behalf of potential Subscribers, to withdraw all Subscription Agreements delivered and not previously withdrawn or rescinded by such persons if such conditions are not met. If any of the foregoing conditions are not met, the Agent may terminate its obligations under this agreement without prejudice to any other remedies it may have.

ARTICLE 9
COMMISSION AND EXPENSES

9.1	In consideration for its services hereunder, the Corporation agrees to (i) pay to the Agent at the Closing Time a cash commission equal to the amount of 8% of the gross subscription proceeds from the sale of the Units; and (ii) deliver to the Agent the Agent’s Warrants.

9.2	Whether or not the transactions contemplated herein shall be completed, all reasonable costs and expenses of or incidental to the distribution of the Units, including, without limitation, all costs and expenses of or incidental to the private placement of the Units, the fees and expenses of Corporation’s Counsel, the fees and expenses of local counsel retained by Corporation’s Counsel, the fees and expenses of the Corporation’s auditors, the reasonable fees, expenses and disbursements of Agent’s Counsel, the reasonable out-of-pocket expenses of the Agent relating to this transaction and all other costs and expenses relating to this transaction shall be borne by the Corporation and paid forthwith upon receiving an account therefor.

ARTICLE 10
EARLY TERMINATION

10.1	All representations, warranties, covenants, terms and conditions of this agreement shall be construed as conditions. The Agent may waive in whole or in part any breach of, default under or non-compliance by the Corporation with, any representation, warranty, covenant, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, covenant, term or condition hereof, or any other breach of, default under or non-compliance with any other representation, warranty, covenant, term or condition hereof, provided that any such waiver or extension shall be binding on the Agent only if the same is in writing.

10.2	In addition to any other remedies which may be available to the Agent, the Agent shall be entitled, at its option, to terminate and cancel, without any liability on the Agent’s part, the Agent’s obligations under this agreement if, at or prior to the Closing Time:

(a)	any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Units or proceedings are announced or commenced for the making of any such order, by any Securities Commission or similar regulatory authority, the Exchange or by any other competent authority, and has not been rescinded, revoked or withdrawn;

(b)	any inquiry, investigation (whether formal or informal) or other proceeding in relation to the Corporation or any of its directors or senior officers is announced, commenced or threatened by any Securities Commission or similar regulatory authority, the Exchange or any other competent authority or any order is issued under or pursuant to any statute of Canada or of any of the provinces or jurisdictions of Canada, or any other applicable law or regulatory authority, or there is any change of law, regulation or policy or the interpretation or administration thereof, which, in the opinion of the Agent, acting reasonably, operates to materially prevent, restrict or affect trading in the Common Shares and which has not been rescinded, revoked or withdrawn;

(c)	there shall occur an event, or, the Agent’s due diligence investigations shall identify or discover an event, fact or circumstance, (actual, contemplated or threatened) which constitutes a material change or any change in a material fact or occurrence of a material fact or event in respect of the business, operations, assets or affairs (financial or otherwise) of the Corporation as disclosed in the Public Record, which in the Agent’s sole opinion, acting reasonably, could be reasonably expected to have a material adverse effect on the market price or value of the Warrants or the Common Shares;

(d)	there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any action by government, law or regulation, enquiry or other such occurrence which, in the sole opinion of the Agent, acting reasonably, materially adversely affects the financial markets or the business, operations or affairs of the Corporation such that it would not be practicable to market the Units or which would render the Units unsaleable;

(e)	the state of the financial markets or of the industry or markets in which the Corporation operates is or becomes such that the Units cannot, in the reasonable opinion of the Agent, be successfully or profitably marketed; or

(f)	the Corporation shall be in breach of, default under or non-compliance with any material representation, warranty, covenant, term or condition of this agreement or the Subscription Agreements.

10.3	The Agent may exercise any or all of the rights provided for in sections 8.1, 10.1 or 10.2 notwithstanding any act or thing taken or done by the Agent or any action by the Agent, whether before or after the occurrence of any material change, including, without limitation, any act of the Agent related to the Offering or continued Offering of the Units for sale and the Agent shall only be considered to have waived or be estopped from expressing or relying upon any of its rights under or pursuant to sections 8.1, 10.1 or 10.2 if such waiver or estoppel is in writing and expressly waives or estops such exercise or reliance.

10.4	Any termination pursuant to the terms of this agreement shall be effected by notice in writing delivered to the Corporation; provided that no termination shall discharge or otherwise affect any obligation of the Corporation under section 9.2 or Article 11 if the closing of the Offering has occurred. The rights of the Agent to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

ARTICLE 11
INDEMNIFICATION AND CONTRIBUTION

11.1	The Corporation shall indemnify and save the Agent, and each of the Agent’s directors, officers, employees and advisors (collectively “Indemnified Persons” and singularly an “Indemnified Person”) harmless against and from all liabilities, claims, demands, losses (other than losses of profit in connection with, the distribution of the Units), costs, damages, fines, penalties and expenses (collectively, the “Liabilities”) to which such persons or companies may be subject or which such persons or companies may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(a)	any information or statement contained in the Public Record (other than any information or statement relating solely to the Agent and furnished to the Corporation by the Agent expressly for inclusion in the Public Record) which is or is alleged to be untrue or any omission or alleged omission to provide any information or state any fact the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(b)	any misrepresentation or alleged misrepresentation (except a misrepresentation which is based upon information relating solely to and provided to the Corporation by the Agent expressly for inclusion in the Public Record) contained in the Public Record;

(c)	any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Units imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in section 11.1(a);

(d)	any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities into the affairs of the Corporation relating to or affecting the distribution of the Units other than any such order, inquiry, investigation or other proceeding based solely upon the activities or alleged activities of the Agent (or selling group members, if any); or

(e)	any breach of, default under or non-compliance by the Corporation with any representation, warranty, covenant, term or condition of this agreement, the Subscription Agreements or any requirement of Applicable Securities Laws.

The Corporation hereby waives its right to recover contribution from the Agent with respect to any liability of the Corporation by reason of or arising out of any misrepresentation in the Public Record.

With respect to any person or corporation in respect of which indemnification is or might reasonably be considered to be provided for in this Article 11 and who is not a party to this agreement, the Agent shall obtain and hold the rights and benefits of this Article 11 in trust for and on behalf of such person or corporation.

The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any governmental commission, regulatory authority, the Exchange, a court, or other entity having regulatory authority, and an Indemnified Person or other representatives of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Corporation by the Agent, the Corporation shall pay the Agent the reasonable costs (including an amount to reimburse the Agent for time spent by its personnel in connection therewith on a per diem basis and out-of-pocket expenses incurred by their personnel in connection therewith) as they occur unless such proceedings or investigations shall be brought or initiated as a result of any actions or inaction of the Agent, or any selling group members, if any.

11.2	If any claim contemplated by section 11.1 shall be asserted against any Indemnified Person, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim; provided however, that the defense shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Person acting reasonably and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by section 11.1 if:

(a)	the Corporation or the Indemnified Person has been advised by counsel that there are legal defenses available to the Indemnified Person which are different from or additional to defenses available to the Corporation (in which case the Corporation shall not have the right to assume the defense of such proceedings on the Indemnified Person’s behalf);

(b)	the Corporation shall not have taken the defense of such proceedings and employed counsel within 10 days after notice of commencement of such proceedings; or

(c)	the employment of such counsel has been authorized by the Corporation in connection with the defense of such proceedings;

and, in any such event, the reasonable fees and expenses of such Indemnified Person’s counsel (on a solicitor and his client basis) shall be paid by the Corporation provided that in no event shall the Corporation be required to pay the fees and disbursements of more than one set of counsel in any single jurisdiction for all Indemnified Persons.

11.3	In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this agreement is due in accordance with its terms but is, in whole or in part, for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, the Corporation and the party or parties seeking indemnification shall contribute to the aggregate Liabilities (including legal or other expenses reasonably incurred in connection with the investigation or defense of the same) to which they may be subject or which they may suffer or incur:

(a)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand, and by the party or parties seeking indemnity on the other hand, from the Offering; or

(b)	if the allocation provided by section 11.3(a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in section 11.3(a) but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statements or omissions or other matters which resulted in such Liabilities, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Agent on the other hand shall be deemed to be in the same proportion that the total proceeds of the Offering received by the Corporation (net of Agent’s commissions but before deducting expenses) bear to the fees received by the Agent. In any event, the Corporation and the Agent agree that any contribution of the Agent should be limited to the fees paid to the Agent in connection with the distribution of the Units. The Corporation agrees that it would not be just and equitable if contributions pursuant to this agreement were determined by any other method of allocation than those referred to above.

The rights to contribution provided in this section 11.3 shall be in addition to, and without prejudice to, any other right to contribution which the Agent may have.

ARTICLE 12
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS, TERMS AND CONDITIONS

12.1	It is understood that all representations, warranties, covenants, indemnities, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by the Agent for the Units and the termination of this agreement and shall continue in full force and effect for the benefit of the Agent regardless of any investigation by or on behalf of the Agent with respect thereto.

ARTICLE 13
NOTICES

13.1	Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to the Corporation to the President, at the above address, fax no. (303) 592-8071 and to Miller Thomson LLP, Robson Court, 1000 – 840 Howe Street, Vancouver, B.C., V6Z 2M1, Attention: Gregory C. Smith, fax no. (604) 643-1200 and, in the case of notice to be given to the Agent, be addressed to:

Jennings Capital Inc. 2600, 520-5th Avenue S.W. Calgary, Alberta T2P 3S8 Attention: Martin McGoldrick Fax No: (403) 292-0979

with a copy to:

Bennett Jones LLP 4500 Bankers Hall East 855 – 2nd Avenue S.W. Calgary, Alberta T2P 4K7 Attention: J. Douglas Foster Fax No. (403) 265-7219

        Any such notice or other communication shall be in writing and may be given by fax or delivery, and shall be deemed to be have been given upon being faxed (provided that such time falls before 5:00 p.m. (Calgary time) on a Business Day, otherwise notice shall be deemed to have been so given on the next Business Day) or upon receipt if delivered.

ARTICLE 14
GENERAL

14.1	It is the intention of the Corporation to constitute the Agent as a trustee for the Subscribers in respect of the benefit of the representations, warranties and covenants of the Corporation set forth in this agreement.

14.2 The Corporation:

(a)	acknowledges and agrees that the Agent has certain statutory obligations as a registrant under the Applicable Securities Laws and has fiduciary relationships with the Subscribers in connection with this transaction (its “clients”);

(b)	acknowledges and agrees that the Agent is not a fiduciary of the Corporation; and

(c)	consents to the Agent acting hereunder while continuing to act for its clients.

To the extent that the Agent’s statutory obligations as a registrant under Applicable Securities Laws or fiduciary relationships with its clients conflicts with its obligations hereunder the Agent shall be entitled to fulfil its statutory obligations as a registrant under Applicable Securities Laws and its duties to its clients. Nothing in this agreement shall be interpreted to prevent the Agent from fulfilling its statutory obligations as a registrant under Applicable Securities Laws or to act as a fiduciary of its clients.

14.3	If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.4	This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

14.5	Time shall be of the essence of this agreement.

14.6	This agreement may be executed in one or more counterparts and delivered by facsimile, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

14.7	This agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, warranties, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

14.8	It is understood that the terms and conditions of this agreement supersede any previous verbal or written agreement between the Agent and the Corporation with respect to the subject matter hereof.

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to Agents’ Counsel.

JENNINGS CAPITAL INC. By:

ACCEPTED AND AGREED to effective as of the date of this Agreement

KODIAK OIL & GAS CORP.

By: